Exhibit 3.2

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NORTHERN GENESIS ACQUISITION CORP. III

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Northern Genesis Acquisition Corp. III, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Northern Genesis Acquisition Corp. III”.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 11, 2021.

3. This Amended Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Northern Genesis Acquisition Corp. III (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805. The name of its registered agent at that address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, a Business Combination (as defined below).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: Intentionally Omitted.

SIXTH: The introduction and the following provisions (A) through (J) of this Article Sixth shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any Business Combination (defined below) and no amendment to this Article Sixth shall be effective during the Target Business Acquisition Period (defined below) unless approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock. Notwithstanding the foregoing, if the Corporation seeks to amend any provisions of this Article Sixth other than in connection with the consummation of a Business Combination (or any such amendment in connection with the consummation of a Business Combination would adversely affect any rights of the holders of IPO Shares (defined below) under this Article Sixth that otherwise may be exercised in connection with such Business Combination), the Corporation will provide holders of IPO Shares with the opportunity in connection with any such vote to elect to convert their IPO Shares in the manner and for the amount described in paragraph C below, such conversion to be subject to the approval of such amendment and effective immediately prior to the effective time of such amendment.

The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement on Form S-1 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

A “Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination involving the Corporation and one or more businesses or entities (“Target Business” or “Target Businesses”). So long as the Corporation’s securities are listed on a national securities exchange, the Target Business or Target Businesses acquired in the Business Combination must together have a fair market value of at least 80% of the assets held in the Trust Account (defined below), excluding income and franchise taxes payable from funds in the Trust Account and excluding the amount of any deferred underwriting discount held in the Trust Account, at the time of the signing of the definitive agreement governing the terms of the initial Business Combination. If the Corporation acquires less than 100% of the equity interests or assets of a Target Business, the portion of such Target Business that the Corporation acquires is what will be valued for purposes of the 80% fair market value test.

The “fair market value” for purposes of this Article Sixth will be determined by the Board of Directors of the Corporation based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If the Board of Directors is unable to independently determine the fair market value of the Target Business, the Corporation will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria.

A. Prior to the consummation of any Business Combination, the Corporation shall either (i) submit such Business Combination to its stockholders for approval (“Proxy Solicitation”) pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or (ii) provide all holders of its Common Stock with the opportunity to sell their shares to the Corporation, effective upon consummation of such Business Combination, for cash through a tender offer (“Tender Offer”) pursuant to the tender offer rules promulgated under the Exchange Act.

B. If the Corporation engages in a Proxy Solicitation in connection with any proposed Business Combination, the Corporation will consummate such Business Combination only if a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination (or such greater number as may be required by applicable law or the rules of any applicable national securities exchange) are voted for the approval of such Business Combination.

C. In the event that a Business Combination is approved in accordance with the above paragraph (B), any holder of shares of Common Stock sold in the IPO (the “IPO Shares”) may demand that the Corporation convert such holder’s IPO Shares into cash upon the consummation of such Business Combination by the Corporation; provided, however, that no holder of IPO Shares, together with any affiliate of such holder and any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall have the right to have the Corporation convert into cash more than an aggregate of fifteen percent (15%) of the total IPO Shares then outstanding.

If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such IPO Shares of any holder (other than those in excess of the 15% threshold specified above) into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account (defined below) including any interest earned on the funds held in the Trust Account not previously released to the Corporation and net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the “Conversion Price”). “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO and simultaneous private placement is deposited, all as described in the Registration Statement.

The Corporation may require any holder of IPO Shares who demands that the Corporation convert such IPO Shares into cash to either tender such holder’s certificates to the Corporation’s transfer agent at any time prior to the vote taken at the stockholder meeting relating to such Business Combination or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System at any time prior to the vote taken at the stockholder meeting relating to such Business Combination, with the exact timing of the delivery of the IPO Shares to be set forth in the proxy materials relating to such Business Combination. In addition, the Corporation may require any holder of IPO Shares who demands that the Corporation convert such IPO Shares into cash to certify to the Corporation whether such holder is acting in concert or as a group with any other holder of IPO Shares.

D. If the Corporation engages in a Tender Offer, the Corporation shall file tender offer documents with the Commission which will contain substantially the same financial and other information about the Business Combination as is required under the proxy rules promulgated under the Exchange Act and that would have been included in any proxy statement filed with the Commission in connection with a Proxy Solicitation, even if such information is not required under the tender offer rules promulgated under the Exchange Act. The per-share price at which the Corporation will repurchase the IPO Shares in any such Tender Offer shall be equal to the Conversion Price. The Corporation shall not purchase any shares of Common Stock other than IPO Shares in any such Tender Offer.

E. The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of such Business Combination.

F. In the event that the Corporation does not consummate a Business Combination by 24 months after the consummation of the IPO (the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon not previously released to the Corporation, less any interest for any income or other taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

G. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event (i) such holder demands conversion of such holder’s IPO Shares in accordance with paragraph C above in connection with any Proxy Solicitation in relation to a Business Combination and such Business Combination is approved and consummated, (ii) such holder sells such holder’s IPO Shares to the Corporation in accordance with paragraph D above in connection with any Tender Offer, (iii) the Corporation has not consummated a Business Combination by the Termination Date or (iv) the Corporation seeks to amend the provisions of this Article Sixth other than in connection with the consummation of a Business Combination (or any such amendment in connection with the consummation of a Business Combination would adversely affect any rights of the holders of IPO Shares under this Article Sixth that otherwise may be exercised in connection with such Business Combination), such holder demands conversion of such holder’s IPO Shares in the manner described in paragraph C above, and such amendment is approved and becomes effective. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

H. Unless and until the Corporation has consummated its initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination transaction, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, transaction or otherwise. The Corporation shall not consummate a Business Combination with an entity that is affiliated with any of the Corporation’s officers, directors or sponsors unless the Corporation has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Corporation (or its stockholders) from a financial point of view and a majority of the Corporation’s disinterested independent directors approve such Business Combination.

I. Prior to the consummation of a Business Combination, the Corporation may not issue (i) any shares of Common Stock or any securities convertible prior to a Business Combination into Common Stock, other than warrants for up to 2,000,000 shares of Common Stock, at a price not less than $1.50 per warrant, the proceeds of which shall be used by the Corporation for transaction expenses in connection with any Business Combination and other working capital purposes, and the terms of which shall be identical to the warrants of the Company sold in the IPO, except that they will not be redeemable and will be exercisable on a cashless basis, in each case so long as they are held by the initial holder or such permitted transferees thereof as may be specified by the Company; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on any matter. Notwithstanding the foregoing, the Corporation shall be permitted to issue any Common Stock, securities convertible into Common Stock, and any other securities of the Corporation in connection with and prior to the consummation of a Business Combination, provided in any case that such securities are not entitled in any manner to any of the proceeds in the Trust Account and shall not vote as a class with the Common Stock on any matter prior to the consummation of such Business Combination.

J. The Board of Directors shall be divided into two classes: Class I and Class II. Only one class of directors shall be elected in each year and each class shall serve a two-year term. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: A. Unless the Corporation consents in writing to the selection of an alternative forum, or unless otherwise required by applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the by-laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended, or the rules and regulations thereunder, for which state and federal courts have concurrent jurisdiction. Furthermore, notwithstanding the foregoing, the provisions of this Section A will not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: The doctrine of corporate opportunity, and any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity and any other analogous doctrine shall not apply to any corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Ian Robertson, its Chief Executive Officer, as of the ___ day of , 2021.

Ian Robertson Chief Executive Officer

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